Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BrightSpire Capital, Inc. for the registration of its Class A common stock, preferred stock, depositary shares, warrants, and rights and to the incorporation by reference therein of our report dated February 19, 2025, with respect to the consolidated financial statements and financial statement schedules of BrightSpire Capital, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
February 26, 2026